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                                                                    EXHIBIT 2.4




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                                GREENSTEEL, INC.,

                                                   the Buyer,

                                       and

                      AMERICAN CHALKBOARD COMPANY, L.L.C.,

                                                   the Seller,

                                       and

                SUMMIT AMERICA, L.L.C. and W. DANIEL HUGHES, JR.,

                                                   the Equityholders

                        --------------------------------

                            ASSET PURCHASE AGREEMENT

                        ---------------------------------



                             Dated January 21, 2000

===============================================================================


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                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT (this "Agreement"), dated January 21, 2000, by and among GREENSTEEL, INC., a Delaware corporation and wholly-owned subsidiary of PolyVision Corporation (the "Buyer"), and AMERICAN CHALKBOARD COMPANY, L.L.C., an Alabama limited liability company (the "Seller"), and SUMMIT AMERICA, L.L.C. and W. DANIEL HUGHES, JR. (each an "Equityholder" and together the "Equityholders").

                              W I T N E S S E T H :

         WHEREAS, the Seller is engaged primarily in the business of manufacturing and constructing chalkboards and other visual display boards as a subcontractor to firms in the building and servicing of educational and commercial facilities (the "Business"); and

         WHEREAS, in connection with and in furtherance of its business, the Seller is the owner of certain assets and properties; and

         WHEREAS, the Seller desires to sell certain of its assets and properties to the Buyer, and the Buyer desires to purchase such assets and properties, and the Business of the Seller as a going concern, all upon the terms and conditions set forth in this Agreement; and

         WHEREAS, Summit America, L.L.C. is the record and beneficial owner of all issued and outstanding equity interests of the Seller, and will thus derive benefit from the transactions contemplated by this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

         1.   ACQUIRED ASSETS.

              1.1 THE ASSETS. Subject to the terms and conditions of this Agreement, on and as of the Closing Date (as such term is hereinafter defined), the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase and receive from the Seller, all of the following assets, properties, improvements and business of the Seller as same are constituted on the Closing Date (collectively, the "Assets"):

                     (a) All laminating and other machinery, equipment, tools, aluminum profile and other dies, workbench set-ups and jigs, and vehicles (including trucks and trailers) owned or leased by the Seller, including but not limited to those items listed on SCHEDULE 1.1 annexed hereto (collectively, the "Fixed Assets");

                     (b) All furniture and fixtures of the Seller;

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                     (c) All inventory and supplies of the Seller (collectively, the "Inventory");

                     (d) All down payments, if any, held by the Seller, and all accounts receivable, contract rights and other rights of the Seller to receive payment for products sold and/or services rendered;

                     (e) All of the Seller's rights and interests in and to the real property described on EXHIBIT A attached hereto and made part hereof, located in Wetumpka, Alabama, together with the Seller's right, title and interest in and to (i) the building, facility and any other structure or improvement thereon, (ii) all rights, privileges, hereditaments and appurtenances appertaining thereto or to such building, facility or any other structure or improvement, (iii) all rights of way, easements, water rights, rights to any minerals, oil, gas and other hydrocarbon substances, if any, and
(iv) to the extent constituting real property under applicable law, all fixtures, installations, machinery, equipment and other property attached thereto or located thereon (collectively, the "Wetumpka Facility");

                     (f) To the extent permitted by law and any subject warranty agreement, all manufacturers' warranties and/or vendors' warranties in effect with respect to any of the Fixed Assets and/or the Inventory;

                     (g) All patents, trademarks, tradenames, service marks, copyrights and other intellectual property, and all pending applications and registrations therefor, and all good will related thereto, in which the Seller has any rights (collectively, the "Intellectual Property");

                     (h) All rights under executory contracts and agreements between the Seller and its customers relating to ongoing and/or future products to be sold or services to be rendered to such customers and between the Seller and its vendors relating to ongoing and/or future purchases of raw materials and other supplies, in either case to be assumed by the Buyer pursuant to Section 2.1(b);

                     (i) Any and all down payments relating to any of the Assets and any and all prepaid expenses and other prepayments (including, without limitation, prepayments in respect of the Assumed Liabilities described in
Section 2.1 below) relating to any of the Assets;

                     (j) All customer lists, supplier lists, operating manuals, artwork, silkscreens, trade secrets, technical information, and other such knowledge and information constituting the "know-how" of the Seller, the name "American Chalkboard," and the goodwill of the Seller; and

                     (k) All books, records, software, databases, printouts, drawings, data, files, notes, notebooks, correspondence and memoranda relating to the foregoing Assets.

               1.2 EXCLUDED ASSETS. Anything elsewhere contained in this Agreement to the contrary notwithstanding, the Seller will not be selling, assigning or transferring, and the

Buyer will not be purchasing or acquiring, any cash (other than amounts representing down payments), deposit, checking, money market or stock accounts, or marketable securities of the Seller, life insurance policies, prepaid premiums for hazard, liability and life insurance or any notes receivable from affiliates of the Seller.

         2.   ASSUMED LIABILITIES.

              2.1 ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement, on and as of the Closing Date, the Seller shall transfer and assign to the Buyer, and the Buyer shall assume and thereafter pay as and when due, the following debts, liabilities and obligations of the Seller as same are constituted on the Closing Date (collectively, the "Assumed Liabilities"):

                     (a) the obligations of the Seller from and after the Closing Date under the contracts and leases in respect of any of the Assets; and

                     (b) (i) all purchase orders for the purchase of raw materials and supplies for use in the Business including, without limitation, those set forth in Part I of SCHEDULE 4.15 (the "Purchase Orders"), and (ii) all sales orders from customers including, without limitation, those set forth in
Part II of SCHEDULE 4.15 (the "Sales Orders"); and

                     (c) those liabilities reflected in the Statement of Assets, Liabilities & Members' Equity of the Seller as of December 31, 1998, except to the extent paid prior to the Closing, and any trade payables and normal operating accruals and expenses incurred in the ordinary course of business subsequent to December 31, 1998; PROVIDED that environmental matters and warranty, guaranty or product liability claims are not deemed to be incurred in the ordinary course of business.

              2.2 DISCLAIMER OF LIABILITIES. Except for those Assumed Liabilities described Section 2.1 above, the Buyer will not assume, and hereby expressly disclaims any assumption of, any debts, liabilities or obligations (absolute or contingent) of any kind of the Seller, including but not limited to
(a) indebtedness for money borrowed, (b) income taxes, sales taxes, payroll taxes, withholding taxes, franchise taxes and other taxes, including but not limited to any taxes which may arise out of or be assessable in respect of the transactions contemplated by this Agreement, (c) claims, litigation, liabilities or obligations (whether now pending or hereafter asserted) arising out of or relating to the operations of the Seller prior to the Closing Date, (d) lease obligations of any kind, (e) liabilities or obligations of any kind in respect of any past or present equityholders, directors, officers, employees or consultants of the Seller, whether under any contract or agreement, pursuant to any pension plan or employee benefit or welfare plan, or otherwise, (f) liabilities or obligations for accrued employee benefits and/or severance benefits in respect of any past or present employee of the Seller, or any ongoing obligations of the Seller under any employment, consulting or management agreement, (g) any obligations or liabilities in respect of any unfunded pension or retirement benefits, or in respect of any funding obligations to, or transactions in or relating to any trust funds under, any pension, employee benefit or retirement plans now or heretofore maintained by or on behalf of

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the Seller for the benefit of any past or present employees, (h) claims, obligations or liabilities in respect of any environmental remediation or any violation of any environmental laws or regulations, or any other violation or alleged violation of applicable law by the Seller, and/or (i) liabilities or obligations relating to recapture of any depreciation deduction or investment tax credit of the Seller.

         3.   PURCHASE PRICE.

              3.1 CONSIDERATION TO THE SELLER. The purchase price for the Assets, subject to Section 3.2 below (the "Consideration"), shall be equal to Five Million Two Hundred Fifty Thousand Dollars ($5,250,000), which shall be payable by (a) delivering to and depositing with SunTrust Bank, as Escrow Agent under the Escrow Agreement (as defined in Section 7.3), on behalf of the Seller, Two Hundred Fifty Thousand Dollars ($250,000), and (b) paying to the Seller, subject to Sections 3.2 and 3.5 below, the remaining Consideration in U.S. dollars in cash or certified funds by wire transfer of immediately available funds to such account or accounts as shall be designated by the Seller reasonably in advance of the Closing Date.

              3.2 NET CONSIDERATION. To the extent that the Seller has not already paid its then existing bank and other institutional debts and liabilities out of its cash on hand (other than trade payables and employee accruals incurred in the ordinary course of business), the Buyer shall, on the Closing Date, apply a portion of the Consideration payable pursuant to Section 3.1(b) above to the payment of the Seller's outstanding bank and other institutional debts and liabilities described on SCHEDULE 3.2 annexed hereto, so that such debts and liabilities are paid in full.

              3.3    ALLOCATION OF CONSIDERATION. The Consideration specified in
Section 3.1 above shall be allocated, as among the Assets, in accordance with
SCHEDULE 3.3 annexed hereto, and the parties shall abide by such allocations in all tax filings and other reports which the parties shall make or render.

              3.4 SALES TAXES. To the extent that any sales or use taxes may be payable in respect of the transactions pursuant to this Agreement, such sales and use taxes shall be reported and paid by the Seller in a timely manner.

              3.5    APPORTIONMENTS. To the extent such items are not covered by
Section 3.4 hereof, the following items shall be apportioned as of midnight of the day preceding the Closing Date: (a) real estate and personal property taxes, assessments, sewer rents and charges and other state, county and municipal taxes and charges affecting the Wetumpka Facility or any portion thereof, including sales and use taxes, on the basis of the tax fiscal year for which the same are levied, imposed or assessed; (b) charges for water, electricity, gas, oil, steam, telephone and all other utilities incurred in connection with the Wetumpka Facility (except to the extent disposed of by final billing to the Seller); and (c) such other items as are customarily apportioned in connection with the sale of similar real and personal property in the location of the Wetumpka Facility. Any net amount owing under this Section 3.5 shall be paid together with, or offset against, as the case may be, the payment of the Consideration pursuant to Section 3.1 hereof.

         4.   REPRESENTATIONS AND WARRANTIES
              OF THE SELLER AND THE EQUITYHOLDERS.

              In connection with the sale of the Assets to the Buyer, the Seller and the Equityholders hereby jointly and severally represent and warrant to the Buyer as follows:

              4.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Alabama, with full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and to own its assets and conduct its business as owned and conducted on the date hereof. The Seller is qualified as a foreign entity under the laws of the State of North Carolina.

              4.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller have been duly and validly authorized by the Manager or Board of Managers of the Seller (to the extent required or permitted by applicable law) and by the Equityholders (as all of the equityholders of the Seller), without dissent. No further corporate authorization is required on the part of the Seller to consummate the transactions contemplated hereby.

              4.3 VALID AND BINDING AGREEMENTS. This Agreement, and, when executed and delivered by the Seller and the Equityholders, the Escrow Agreement, the Bill of Sale, the Assumption Agreement, the Deed and, to the best knowledge of the Seller and the Equityholders, the Non-Competition Agreements (as such terms are hereinafter defined), constitute and will constitute the legal, valid and binding obligations of the Seller and the Equityholders (to the extent a party thereto), enforceable against the Seller and the Equityholders in accordance with their respective terms.

              4.4 NO BREACH OF STATUTE OR CONTRACT. Neither the execution and delivery of this Agreement and/or the Escrow Agreement, the Bill of Sale, the Assumption Agreement, the Non-Competition Agreements or the Deed by the Seller or the Equityholders, nor compliance with the terms and provisions of this Agreement and/or the Escrow Agreement, the Bill of Sale, the Assumption Agreement, the Deed and, to the best knowledge of the Seller and the Equityholders, the Non-Competition Agreements on the part of the Seller and the Equityholders, will: (a) violate any statute or regulation of any governmental authority, domestic or foreign, affecting the Seller or any of the Equityholders; (b) require the issuance or grant of any authorization, license, consent or approval of any federal or state governmental agency or any other person; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's limited liability company operating agreement or any judgment, order, injunction, decree, agreement or instrument to which the Seller or any of the Equityholders is a party, or by which the Seller or any of the Equityholders is bound, or constitute a default thereunder.

              4.5 SUBSIDIARIES AND INVESTMENTS. The Seller does not own, directly or indirectly, any stock or other equity securities of any corporation or entity, or have any direct or


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indirect equity or ownership interest in any person, firm, partnership, corporation, venture or business other than the Business conducted by the Seller.

              4.6    FINANCIAL INFORMATION.

                     (a) Annexed hereto as SCHEDULE 4.6 are the Statements of Assets, Liabilities & Members' Equity of the Seller as of December 31, 1998 and 1997, and the related Statements of Operations and Cash Flows for the years then ended (collectively, the "Financial Statements"), all of which fairly reflect, in all material respects, the financial condition and results of operations of the Seller as of the dates thereof and for the years then ended, in accordance with generally accepted accounting principles consistently applied; and, without limitation of the foregoing, the Seller has no material liabilities, fixed or contingent, except to the extent reflected in the most recent of such Financial Statements or thereafter incurred in the normal course of the Seller's business.

                     (b) The Seller has not experienced any substantial variations or inconsistencies in its accounts receivable collections or accounts payable payments since the date of the most recent of the Financial Statements.

                     (c) Since the date of the most recent of the Financial Statements, (i) the business of the Seller has been operated solely in the normal course, (ii) there has been no material adverse change in the assets, financial condition, operations, business or prospects of the Seller from that reflected in such Financial Statements, (iii) the Seller has not incurred any material obligation or liability except in the normal course of the Business,
(iv) the Seller has not paid or declared any dividend or distribution other than in cash to the Equityholders, (v) the Seller has not granted or authorized any increase in the rate of salary or compensation paid or payable to any employee, consultant or any other person performing services in the Business, and (vi) the Seller has not experienced any material adverse change in its relationships with customers and/or suppliers, or received any written notice of any existing, announced or anticipated changes in the policies of any material customers or suppliers which would materially adversely affect the Business.

              4.7    TAX MATTERS.

                     (a) Except as disclosed in SCHEDULE 4.7 annexed hereto, the Seller has, to the date hereof, filed all tax reports and tax returns required to be filed by the Seller, and the Seller and/or the Equityholders (as applicable) have paid all taxes, assessments and other impositions with respect to the Seller and its income as and to the extent required by applicable law. All taxes and other assessments and levies which the Seller is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable on or before the date hereof. There are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of the Seller. The Seller will, from time to time from and after the date hereof, provide to the Buyer and its representatives, upon request therefor, copies any and all tax reports and/or tax returns heretofore filed by the Seller.


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                     (b) Except as disclosed in SCHEDULE 4.7 annexed hereto,
there are no audits pending with respect to any federal, state or local tax reports or tax returns of the Seller, and no waiver of statutes of limitations have been given or requested with respect to any tax years or tax filings of the Seller.

              4.8 TITLE TO THE ASSETS. The Seller has and owns good and marketable title to all of the Assets, free and clear of all liens, pledges, claims, security interests and encumbrances of every kind and nature, other than interests of equipment lessors pursuant to those lease agreements set forth in
SCHEDULE 4.8 annexed hereto and except for Permitted Encumbrances. Substantially all of the Fixed Assets are listed in SCHEDULE 1.1, and the Fixed Assets are in good operating condition and repair (reasonable wear and tear excepted), are adequate for their use in the Business as presently conducted, and are sufficient for the continued conduct of such Business.

              4.9 INVENTORIES. All supplies and other inventories reflected in the Financial Statements, and all inventories thereafter acquired by the Seller prior to the Closing Date, have been valued at the lower of cost or market (on a first-in, first-out basis), and consist of items which are of a quality and quantity which are useable in the ordinary course of the Business.

              4.10 RECEIVABLES. All of the accounts receivable included in the Assets represent bona fide sales made or services rendered by the Seller prior to the Closing Date. To the best of the Seller's and the Equityholders' knowledge, (i) no offsets, deductions or claims have been asserted against or in respect of any of such accounts receivable, and (ii) all of such accounts receivable will be collectible by the Buyer in the ordinary course of business (and without requirement to resort to any legal proceedings) subsequent to the Closing Date.

              4.11   WETUMPKA FACILITY.

                     (a) The Wetumpka Facility constitutes all of the real property interests owned by the Seller which comprise, form a part of, or are used in connection with the Business.

                     (b) On the Closing Date, the Seller will have good and marketable title to and actual possession of the Wetumpka Facility free and clear of any and all liens and encumbrances except the Permitted Encumbrances (as defined in Section 8.7(a)).

                     (c) As of the date hereof, to the best knowledge of the Seller and the Equityholders, the use being made of the Wetumpka Facility is in conformity with the certificates of occupancy or other similar certificates issued therefor; all licenses and permits required for the continued operation of the Wetumpka Facility have been issued and are in full force and effect; and the operation of the Wetumpka Facility complies with all federal, state and local laws, rules and regulations applicable thereto.

                     (d) The Wetumpka Facility will be in the same condition on the Closing Date as on the date hereof, subject to ordinary wear and tear.


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                     (e) As of December 1, 1999, all utilities serving the
Wetumpka Facility are supplied directly to the Wetumpka Facility and cost of installation of such utilities is fully paid.

                     (f) The Seller has no knowledge of any federal, state or local plans to change the highway or road system in the vicinity of the Wetumpka Facility or to restrict or change access from any such highway or road to the Wetumpka Facility or of any pending or threatened condemnation of any portion of the land used in connection with the Wetumpka Facility.

                     (g) To the knowledge of the Seller (after reasonable internal inquiry), except as otherwise disclosed in the Phase I nvironmental Assessment Report prepared by Law Engineering and Environmental Services, Inc. for the Buyer regarding the Wetumpka Facility:

                         (i) no Hazardous Materials (hereinafter defined) have been present at the Wetumpka Facility;

                         (ii) no Release (as defined below) of any Hazardous Materials or any petroleum product or by-product has occurred at, upon or under the Wetumpka Facility;

                         (iii) the Seller does not have any current contingent liability in connection with the Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site);

                         (iv) the Seller is not, nor will be, prior to the Closing Date engaged in the generation, transportation, treatment, storage or disposal of Hazardous Materials;

                         (v) the Wetumpka Facility does not now contain, nor in the past has contained, any (A) underground or aboveground tanks for the storage of fuel oil, gasoline and/or any other petroleum products,
         (B) asbestos containing material, (C) equipment containing polychlorinated biphenyls, or (D) by-products of Hazardous Materials;

                         (vi) the Seller is in compliance with all Environmental Law (hereinafter defined) now in effect relating to Hazardous Materials and applicable to the Wetumpka Facility;

                         (vii) the Seller has provided to the Buyer all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the Wetumpka Facility;

                         (viii) the Seller has not received any notice of writs, injunctions, decrees, orders or judgments outstanding, or suits, claims, actions, proceedings or investigations instituted or threatened under any Environmental Law applicable to the Wetumpka Facility;


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

                         (ix) as used herein, the term "Environmental Law" means any foreign, federal, state or local statue, regulation, ordinance, or rule of common law in any way relating to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 ET SEQ.) ("CERCLA"); (B) the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 ET SEQ.); (C) the Resource Conservation and Recovery Act (42 U.S.C.
         Section 6901 ET SEQ.); (D) the Clean Water Act (33 U.S.C. Section
         1251 ET SEQ.); (E) the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.);
         (F) the Toxic Substance Control Act (15 U.S.C. Section 2601 ET SEQ.);
         (G) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
         Section 136 ET SEQ.); and (H) the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.), and the regulations promulgated pursuant thereto;

                         (x) as used herein, the term "Hazardous Materials" means any substance, material or waste which is regulated by the United States, or any state or local governmental authority including, without limitation, petroleum and it's by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law; and

                         (xi) as used herein, the term "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into indoor or outdoor environment, or into or out of any property.

              4.12   LEGAL COMPLIANCE.

                     (a) The Seller is (and has been at all times in the past three (3) years) in compliance in all material respects with all laws, statutes, regulations, rules and ordinances applicable to the conduct of its business (including, without limitation, all environmental laws, rules and regulations, and all other legal requirements relating to the storage, handling, processing, use, transport or disposal of hazardous or regulated substances), and has in full force and effect all licenses, permits and other authorizations required for the conduct of the Business as presently constituted; and the Seller has not received notice of any default or violation in respect of or under any of the foregoing. Neither the Seller nor any of the Equityholders has any knowledge of any reason why the Buyer will not be able to renew or have reissued (to the extent required by applicable law) any of the licenses, permits and other authorizations required for the continued conduct of the Business from and after the Closing Date.

                     (b) Neither the Seller nor any of the Equityholders has received any written notice of default or violation by the Seller with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the Business or the Assets; and neither the Seller nor any of its officers, directors or employees has received written notice of, been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, local, municipal or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of the Business or the Assets.

              4.13 EMPLOYEES. Except as disclosed in SCHEDULE 4.13 annexed hereto, the Seller is not a party to or bound by any collective bargaining agreement, employment agreement, consulting agreement, management agreement or other commitment for the employment or retention of any person, and no union is now certified or, to the best of the Seller's and the Equityholders' knowledge, claims to be certified as a collective bargaining agent to represent any employees of the Business. There are no labor disputes existing or, to the best of the Seller's and the Equityholders' knowledge, threatened, involving any employees of the Business, and the Seller has not had any unfair labor practice charges or material labor difficulty in the past two (2) years.

              4.14 EMPLOYEE BENEFITS. Except as disclosed in SCHEDULE 4.14 annexed hereto, the Seller does not maintain and is not required to make any contributions to any pension, profit-sharing, retirement, deferred compensation or other such plan or arrangement for the benefit of any employee, former employee or other person. The Seller has, on the date hereof, made all required payments, contributions and filings under or in respect of any such plans or arrangements, and there has not occurred any act, omission, event or condition such as would give rise to any liability of the Seller thereunder other than the obligations to make normal payments and contributions thereunder.

              4.15 CONTRACTS. (a) The Seller has no contracts or commitments relating to the Assets or the Business, whether written or oral and whether or not legally binding, other than:

                         (i) the contracts and commitments set forth in SCHEDULE
         4.15 annexed hereto;

                         (ii) purchase orders, each of which, to the best knowledge of the Seller and the Equityholders, (1) is in the ordinary course of business, (2) involves a purchase price of less than $20,000, and (3) is performable by the Seller within six months from the date hereof;

                         (iii) sale orders, each of which, to the best knowledge of the Seller and the Equityholders, (1) is in the ordinary course of business, (2) involves pricing consistent with the Seller's usual practice, (3) involves an aggregate sales price of less than $20,000, and (4) is performable by the Seller within six months from the date hereof; and

                         (iv) maintenance, service and other contracts relating to the Assets or the Business, each of which (1) is in the ordinary course of business, (2) involves an aggregate expenditure of less than $10,000 after the date hereof, and (3) is terminable by the Seller without penalty on notice of 30 days or less.

                     (b) The Seller is not in default under any of the contracts set forth in Parts I and II of SCHEDULE 4.15, and has no knowledge of any default with respect to any such contract by the other party to any such contract or any claim of default by any such party. Complete and correct copies of all contracts together with all amendments thereto (or, in the case of oral contracts and commitments, a description thereof) referred to in paragraph
(a)(i) of this Section 4.15 and listed in SCHEDULE 4.15 have been delivered to the Buyer.

                     (c) All of the Purchase Orders and Sales Orders were made by the Seller in the ordinary course of the Business. The Purchase Orders do not include the sale of additional products or services or grant special discounts other than as is stated in any applicable written purchase order contract.

              4.16 LITIGATION. Except as disclosed in SCHEDULE 4.16 annexed hereto, there is no pending or, to the best knowledge of the Seller and the Equityholders, threatened litigation, arbitration, administrative proceeding or other legal action or proceeding against the Seller or relating to its Business. Neither the Seller nor any of the Equityholders is aware of any event, cause or condition which might reasonably give rise to or properly form the basis of any such suit, action, arbitration or proceeding. The Seller is not currently engaged in any legal action to recover any sums of money due to the Seller or damages sustained by the Seller.

              4.17 INTELLECTUAL PROPERTY. The Seller has the valid right to utilize any and all trade names and other intellectual property utilized in its Business (including but not limited to the Intellectual Property, all of which is disclosed in SCHEDULE 4.17 annexed hereto), and has not received notice of any pending challenge to its rights therein or any claimed infringement of such intellectual property with the rights or property of any other person. The Seller has not granted any license or other right to any person to utilize any of the Intellectual Property for any purpose.

              4.18 YEAR 2000. None of the Fixed Assets or any stored information relating to any of the Assets contains or relies upon embedded information which will suffer any material disruption or interruption by reason of or in respect of the entry of dates which are on or after January 1, 2000, or the operation thereof on or after January 1, 2000.

              4.19   AFFILIATE TRANSACTIONS. Except as disclosed in SCHEDULE
4.19 annexed hereto, none of the assets required for the operation of the Business is owned by, leased from or leased to any of the Equityholders or any of their respective affiliates.

              4.20 GOING CONCERN. Neither the Seller nor any of the Equityholders has any knowledge of any fact, event, circumstance or condition (including but not limited to any announced or anticipated changes in the policies of any material customer) that would materially impair the ability of the Buyer to continue the Business heretofore conducted by the Seller in substantially the manner heretofore conducted by the Seller (other than general, industry-wide conditions).

              4.21 ACCURACY OF INFORMATION. None of the representations and warranties of the Seller or the Equityholders contained herein or in any Schedule hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the best of the Seller's and the Equityholders' knowledge, the Seller and the Equityholders have disclosed to the Buyer, as the purchaser of the Assets and the Business, all material information relating to the Assets and the Business.

         5.   REPRESENTATIONS AND WARRANTIES OF THE BUYER.

              In connection with the Seller's sale of the Assets to the Buyer, the Buyer hereby represents and warrants to the Seller and the Equityholders as follows:

              5.1 ORGANIZATION, GOOD STANDING AND OWNERSHIP. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

              5.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer has been duly and validly authorized by the Board of Directors of the Buyer. No further corporate authorization is required on the part of the Buyer to consummate the transactions contemplated hereby.

              5.3 VALID AND BINDING AGREEMENT. This Agreement, and, when executed and delivered by the Buyer, the Escrow Agreement, the Assumption Agreement, the Non-Competition Agreements and the Deed (as such terms are hereinafter defined), constitute and will constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

              5.4 NO BREACH OF STATUTE OR CONTRACT. Neither the execution and delivery of this Agreement and/or the Escrow Agreement, the Assumption Agreement, the Non-Competition Agreements or the Deed by the Buyer, nor compliance with the terms and provisions of this Agreement and/or the Escrow Agreement, the Assumption Agreement, the Non-Competition Agreements and the Deed on the part of the Buyer, will: (a) violate any statute or regulation of any governmental authority, domestic or foreign, affecting the Buyer; (b) require the issuance of any authorization, license, consent or approval of any federal or state governmental agency; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which the Buyer is a party, or by which the Buyer is bound, or constitute a default thereunder.

              5.5 ACCURACY OF INFORMATION. None of the representations and warranties of the Buyer contained herein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the best of the Buyer's knowledge, the Buyer has disclosed to the Seller, as the seller of the Assets and the Business, all material information relating to the Buyer's ability to perform hereunder.

         6.   THE SELLER'S OBLIGATIONS BEFORE THE CLOSING DATE.

              The Seller covenants and agrees that, from the date hereof until the Closing Date:

              6.1    ACCESS TO INFORMATION.

                     (a) The Seller shall permit the Buyer and its counsel, accountants and other representatives, upon reasonable advance notice to the Seller, during normal business hours and without undue disruption of the business of the Seller, to have reasonable access to all properties, books, accounts, records, contracts, documents and information relating to the Seller and the Business. The Buyer and its representatives shall also be permitted to freely consult with the Seller's counsel concerning the Seller and the Business.

                     (b) The Seller will make available to the Buyer and its accountants all financial and tax records relating to the Seller and the Business, and shall cause the Seller's accountants to cooperate with the Buyer's accountants and make available to the Buyer's accountants all work papers and other materials developed by or in the possession of the Seller's accountants, for the purpose of assisting the Buyer's accountants in (i) verifying the accuracy of the Financial Statements and the other representations and warranties of the Seller and the Equityholders pursuant to Sections 4.6 and 4.8 above.

              6.2 CONDUCT OF BUSINESS IN NORMAL COURSE. The Seller shall carry on their business activities in substantially the same manner as heretofore conducted, shall maintain inventories in types and amounts consistent with historical practice, and shall not make or institute any unusual or novel practices or methods of service, sale, purchase, lease, management, accounting or operation that will vary materially from those methods used by the Seller as of the date hereof, without in each instance obtaining the prior written consent of the Buyer.

              6.3 PRESERVATION OF BUSINESS AND RELATIONSHIPS. The Seller shall, without making or incurring any unusual commitments or expenditures, use all reasonable efforts to preserve its business organization intact, and preserve its present relationships with referral sources, clients, customers, suppliers and others having business relationships with the Seller.

              6.4 MAINTENANCE OF INSURANCE. The Seller shall continue to carry its existing insurance, to the extent obtainable upon reasonable terms.

              6.5 CORPORATE MATTERS. The Seller shall not, without the prior written consent of the Buyer in each instance:


                     (a) amend, cancel or modify any material contract or enter into any material new agreement, commitment or transaction except, in each instance, in the ordinary course of business;

                     (b) pay, grant or authorize any material salary increases or bonuses except in the ordinary course of business and consistent with past practice, or enter into any employment, consulting or management agreements;

                     (c) modify in any material respect any material agreement to which the Seller is a party or by which it may be bound, except in the ordinary course of business;

                     (d) make any change in management personnel;

                     (e) except pursuant to commitments in effect on the date hereof (to the extent disclosed in this Agreement or in any Schedule hereto), make any capital expenditure(s) or commitment(s), whether by means of purchase, lease or otherwise, or any operating lease commitment(s), in excess of $50,000 in the aggregate;

                     (f) dispose of or transfer any asset outside of the ordinary course of the Business, or sell, assign or dispose of any capital asset(s) with a net book value in excess of $25,000 as to any one item or $50,000 in the aggregate as to all items;

                     (g) materially change its method of collection of accounts or notes receivable, or slow in any material respect its payment of accounts payable;

                     (h) make any payment or distribution of any assets or property other than cash to the Equityholders;

                     (i) incur any material liability or indebtedness except, in each instance, in the ordinary course of business;

                     (j) subject any of its assets or properties to any liens or encumbrances; or

                     (k) agree to do, or take any action in furtherance of, any of the foregoing.

         7.   ADDITIONAL AGREEMENTS OF THE PARTIES.

              7.1 CONFIDENTIALITY. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon any party under applicable state or federal securities or antitrust laws, it is expressly understood and agreed by the parties that, except with respect to matters or information which are publicly available other than by reason of a breach of this Section 7.1, (i) this Agreement, the Disclosure Schedules hereto, and the conversations, negotiations and transactions relating hereto and/or contemplated hereby, and (ii) all financial information, business records and other non-public information concerning either party which the other party or its representatives has received or may hereafter receive, shall be maintained in the strictest confidence by the recipient and its representatives, and shall not be disclosed to any person that is not associated or affiliated with the recipient and involved in the transactions contemplated hereby, without the prior written approval of the party which provided the information. The parties hereto shall use their best efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of the parties, and no party shall issue any press release or other public announcement regarding the transactions contemplated hereby without the prior approval of each other party (such approval not to be unreasonably withheld or delayed). In the event that the transactions contemplated hereby shall not be consummated for any reason, each party covenants and agrees that neither it nor any of its representatives shall, except to the extent required in connection with any claims arising out of the termination of this Agreement, retain (other than information which is publicly available other than by reason of a breach of this Section 7.1) any documents, lists or other writings of any other party which it may have received or obtained in connection herewith or any documents incorporating any of the information contained in any of the same (all of which, and all copies thereof in the possession or control of the recipient or its representatives, shall be returned to the party which provided the information).

              7.2 EXCLUSIVITY. From the date hereof through any termination of this Agreement in accordance with Section 11 below, the Seller and the Equityholders shall not (and shall not permit any of their directors, officers or affiliates to) negotiate with or enter into any other commitments, agreements or understandings with any person, firm or corporation (other than the Buyer) in respect of any sale of equity interests in or assets of the Seller, any merger, consolidation or corporate reorganization, or any other such transaction relating to the Seller or the Business.

              7.3 COVENANT NOT TO COMPETE. The Seller acknowledges that an important part of the consideration which the Buyer will receive in connection with the transactions contemplated hereby is the goodwill of the Business and the confidential information of the Seller (including, without limitation, trade secrets, customer lists, manufacturing processes, technology, know-how and other proprietary information). In order that the Buyer may enjoy the benefits of such goodwill and such confidential information, the Seller and Summit America, L.L.C. will not in any manner compete with the Buyer or, directly or indirectly, own, manage, operate, control, be a consultant to, participate or have any interest in or be connected in any manner with, the ownership, management, operation or control of any business manufacturing or selling chalkboards or other visual display boards in the United States of America until the fifth anniversary of the Closing.

              7.4 ESCROW AGREEMENT; BILL OF SALE; TRANSFER DOCUMENTS; ASSUMPTION AGREEMENT.


                     (a) On the Closing Date, (i) the Seller and the Escrow Agent named therein shall execute and deliver to the Buyer an escrow agreement in respect of a portion of the Consideration in substantially the form of EXHIBIT B annexed hereto (the "Escrow Agreement"), and (ii) the Seller shall execute and deliver to the Buyer a Bill of Sale and Assignment in respect of the Assets in substantially the form of EXHIBIT C annexed hereto (the "Bill of Sale"). In addition, to the extent that specific assignments may be necessary or appropriate in respect of any of the Assets, and/or to the extent that any of the Assets are represented by certificates of title or other documents, then the Seller shall, on the Closing Date, execute and deliver to the Buyer any and all additional transfer documents, and shall endorse to and in the name of the Buyer all certificates of title and other such documents, as may be necessary or appropriate in order to effect the full transfer to the Buyer of all of the Assets.

                     (b) On the Closing Date, the Seller and the Buyer shall execute and deliver to one another an Instrument of Assumption in respect of the Assumed Liabilities in substantially the form of EXHIBIT D annexed hereto (the "Assumption Agreement"). In addition, to the extent that specific assignments may be required in order to effect the assignment to and assumption by the Buyer of any particular Assumed Liabilities, the Seller and the Buyer shall, on the Closing Date, execute and deliver to one another such additional assignment and assumption documents.

              7.5 NON-COMPETITION AGREEMENTS. On the Closing Date, the Buyer (on the one hand) and W. Daniel Hughes, Jr., Wade Fuller and Bridget Cox (on the other hand) shall execute and deliver to one another Non-Competition and Non-Disclosure Agreements in substantially the form of EXHIBIT E annexed hereto (collectively, the "Non-Competition Agreements").

              7.6 NAME CHANGE. On the Closing Date, the Seller and its affiliates shall execute and deliver to the Buyer, for filing with the Secretary of State of the State of Alabama, an Amendment of the Articles of Organization of the Seller and an Amendment to the Articles of Incorporation of American Chalkboard, Inc. whereby the name of the Seller and each of its affiliates will be changed to a name that does not include "American Chalkboard" or any confusingly similar name (the "Articles of Amendment").

              7.7 CERTAIN WARRANTY CLAIMS; INDEMNITY. In the event a claim is brought against the Seller for faulty or defective chalkboards or other visual display boards, which were provided by the Seller prior to the Closing Date, the Buyer shall repair or replace such faulty or defective boards, and the Seller shall indemnify the Buyer, at Buyer's actual cost, to make such repair or replacement. However, the Seller shall have no obligation to indemnify the Buyer for such costs in the event the boards were faulty or defective as a result of the porcelain enamel steel material supplied by Alliance America to the Seller, in which case the Buyer shall be responsible for all costs and expense of repair or replacement.

              7.8 ADDITIONAL AGREEMENTS AND INSTRUMENTS. On or before the Closing Date, the Buyer, the Seller and the Equityholders shall execute, deliver and file all exhibits, agreements, certificates, instruments and other documents, not inconsistent with the provisions of this Agreement, which, in the opinion of counsel to the parties hereto, shall reasonably be required to be executed, delivered and filed in order to consummate the transactions contemplated by this Agreement.

              7.9 NON-INTERFERENCE. None of the Buyer, the Seller or the Equityholders shall cause to occur any act, event or condition which would cause any of their respective representations and warranties made in this Agreement to be or become untrue or incorrect in any material respect as of the Closing Date, or would interfere with, frustrate or render unreasonably expensive the satisfaction by the other party or parties of any of the conditions precedent set forth in Sections 8 and 9 below.

              7.10 TERMINATION OF SUPPLY AGREEMENT. The Long-Term Supply Agreement, dated as of December 2, 1999, between Alliance America, a Division of PolyVision Corporation, and the Seller, shall automatically terminate and be of no further force or effect on the Closing Date.

         8.   CONDITIONS PRECEDENT TO THE BUYER'S PERFORMANCE.

              In addition to the fulfillment of the parties' agreements in
Section 7 above, the obligations of the Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by the Buyer:

              8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Seller and/or the Equityholders in this Agreement and in any letter, statement, certificate or other document delivered to the Buyer pursuant to this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date.

              8.2 PERFORMANCE. The Seller and the Equityholders shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date.

              8.3 CERTIFICATION. The Buyer shall have received a certificate, dated the Closing Date, signed by the Seller and the Equityholders, certifying, in such detail as the Buyer and its counsel may reasonably request, that the conditions specified in Sections 8.1 and 8.2 above have been fulfilled.

              8.4 RESOLUTIONS. The Buyer shall have received certified resolutions of the Manager or Board of Managers and the Equityholders of the Seller, in form reasonably satisfactory to counsel for the Buyer, authorizing the Seller's execution, delivery and performance of this Agreement and all actions to be taken by the Seller hereunder.

              8.5 OPINION OF THE SELLER'S COUNSEL. The Buyer shall have received a written opinion from Page, Scrantom, Sprouse, Tucker & Ford, P.C., counsel for the Seller, addressed to the Buyer and dated the Closing Date, satisfactory to the Buyer as to form and substance, in substantially the form of EXHIBIT G annexed hereto.

              8.6 ABSENCE OF LITIGATION. No action, suit or proceeding by or before any court or any governmental body or authority, against the Seller or pertaining to the transactions contemplated by this Agreement or their consummation, shall have been instituted on or before the Closing Date, which action, suit or proceeding would, if determined adversely, have a material adverse effect on the Business or any material portion of the Assets.

              8.7    TITLE INSURANCE; SURVEY.

                     (a) The Buyer shall have received a title commitment for an owner's fee title insurance policy with respect to the Wetumpka Facility (the "Title Commitment"), which policy shall be issued on American Land Title Association Owner's Form B, including mechanics' lien coverage and survey coverage, by a reputable title insurance company reasonably satisfactory to the Buyer (the "Title Company"). The owner's title insurance policy (the "Title Policy") shall be dated the Closing Date and be in amounts reasonably acceptable to the Buyer based upon the Purchase Price, and insuring the Buyer's fee simple title to the Wetumpka Facility, subject to no exceptions, whether standard, printed or otherwise, except such standard or printed exceptions as are required to be included by applicable law or regulations, or as are, by custom or practice uniformly and consistently adhered to, not waived or omitted, notwithstanding mechanics' lien and survey coverage under the policy (the "Permitted Encumbrances").

                     (b) The Buyer shall have received a current, accurate survey of the Wetumpka Facility, certified to the Buyer and the Title Company, dated no more than thirty (30) days prior to the Closing Date and prepared and certified by a licensed surveyor acceptable to the Title Company. Such survey shall locate all buildings and improvements, encroachments, easements and other encumbrances, and shall contain a certification by the surveyor stating that the buildings and improvements comply with all zoning requirements applicable to the Wetumpka Facility; PROVIDED, HOWEVER, that the foregoing zoning certification shall not be required if the Title Company shall provide such certification in the form of a zoning endorsement.

              8.8 CONSENTS. All necessary disclosures to and agreements and consents of (i) any parties to any material contracts and/or any licensing authorities which are material to the Business, and (ii) any governmental authorities or agencies to the extent required to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement, shall have been obtained and true and complete copies thereof delivered to the Buyer. Any such material consents must be obtained without imposing any unreasonable burden or obligation on the Buyer or the Business from and after the Closing Date.

              8.9 AVAILABILITY OF FUNDS. The Buyer shall have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

              8.10 EXECUTION AND DELIVERY OF EXHIBITS. On or before the Closing Date, (a) the Seller shall have executed and delivered to the Buyer the Escrow Agreement, the Bill of Sale, the Assumption Agreement and the Articles of Amendment, (b) the Equityholders and the other parties thereto shall have executed and delivered to the Buyer the Non-Competition Agreements, and (c) the Escrow Agent shall have executed and delivered to the Buyer the Escrow Agreement.

         9. CONDITIONS PRECEDENT TO THE SELLER'S AND THE EQUITYHOLDERS' PERFORMANCE.

              In addition to the fulfillment of the parties' agreements in
Section 7 above, the obligations of the Seller and the Equityholders to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Seller and the Equityholders:

              9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Buyer in this Agreement and in any letter, statement, certificate or other document delivered to the Seller and/or the Equityholders pursuant to this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date.

              9.2 PERFORMANCE. The Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer on or before the Closing Date.

              9.3 CERTIFICATION. The Seller and the Equityholders shall have received a certificate, dated the Closing Date, signed by the Buyer, certifying, in such detail as the Seller and the Equityholders and its counsel may reasonably request, that the conditions specified in Sections 9.1 and 9.2 above have been fulfilled.

              9.4 OPINION OF THE BUYER'S COUNSEL. The Seller shall have received a written opinion from Greenberg Traurig, counsel for the Buyer, addressed to the Seller and dated the Closing Date, satisfactory to the Seller as to form and substance, in substantially the form of EXHIBIT H annexed hereto.

              9.5 EXECUTION AND DELIVERY OF EXHIBITS. On or before the Closing Date, (a) the Buyer shall have executed and delivered to the Seller, the Deed, the Escrow Agreement and the Assumption Agreement, and (b) the Buyer shall have executed and delivered to the Equityholders and the other parties thereto the Non-Competition Agreements.

         10.  CLOSING.

              10.1 PLACE AND DATE OF CLOSING. Unless this Agreement shall be terminated pursuant to Section 11 below, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of counsel to the Buyer, Greenberg Traurig, located at MetLife Building, 200 Park Avenue, 15th Floor, New York, New York 10166, or such other location as is agreed to between the parties, at 10:00 a.m., local time, on January 21, 2000, or such later date (not later than February 15, 2000) as may be reasonably agreeable to all parties (the date of the Closing being referred to in this Agreement as the "Closing Date").

              10.2 ACTIONS AT CLOSING. On the Closing Date, (a) the Buyer shall pay to the Seller the portion of the Consideration provided in Section 3.1(b) above, (b) the Seller shall execute and deliver to the Buyer the Deed and a Bill of Sale in respect of the Assets, together with such further conveyancing documents in respect of the Assets (including but not limited to endorsements of vehicle titles and other title documents, as appropriate) as may be necessary or appropriate in order to effect the transfer of the Assets to the Buyer, (c) the Buyer (on the one hand) and W. Daniel Hughes, Jr., Wade Fuller and Bridget Cox (on the other hand) shall execute and deliver to one another Non-Competition Agreements, and (d) the Seller shall deliver to the Buyer correct and complete pay-off letters of the Seller's creditors as of the Closing Date (setting forth names, addresses and amounts owed), and the Buyer shall, out of the Consideration, remit payment to the subject creditors of the full amounts reflected in such schedule.

              10.3 TITLE TO WETUMPKA FACILITY. The Seller shall convey good and marketable title, free and clear of all liens and encumbrances (except the Permitted Encumbrances described in Section 8.7), to the Wetumpka Facility by general warranty deed, in recordable form, substantially in the form set forth in EXHIBIT F annexed hereto (the "Deed") (a) sufficient to transfer all right, title and interest in and to the Wetumpka Facility to the Buyer on the Closing Date, and (b) duly executed and acknowledged and with all documentary, revenue and tax stamps in the required amounts affixed thereto by the Seller at its expense. The Wetumpka Facility shall be accurately described in the Deed, by a metes and bounds description or in such other manner as shall be reasonably acceptable to the Buyer or the Title Company (as such term is defined in Section 8.7), such description to be as set forth in the title insurance policy referred to in Section 8.7(a) hereof.

         11.  TERMINATION OF AGREEMENT.

              11.1 GENERAL. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing: (a) by the mutual written consent of the Buyer, the Seller and the Equityholders; (b) by the Buyer, or by the Seller and the Equityholders; if: (i) a material breach shall exist with respect to the written representations and warranties made by the other party or parties, as the case may be, and not cured promptly if curable, (ii) the other party or parties, as the case may be, shall take any action prohibited by this Agreement, if such actions shall or may have a material adverse effect on the Business and/or the transactions contemplated hereby, and not cured promptly if curable, (iii) the other party or parties, as the case may be, shall not have furnished, upon reasonable notice therefor, such certificates and documents required in connection with the transactions contemplated hereby and matters incidental thereto as it or they shall have agreed to furnish, and it is reasonably unlikely that the other party or parties will be able to furnish such item(s) prior to the Outside Closing Date specified below, or (iv) any consent of any third party to the transactions contemplated hereby (whether or not the necessity of which is disclosed herein or in any Disclosure Schedule hereto) is reasonably necessary to prevent a default under any outstanding material obligation of the Buyer or the Seller, and such consent is not obtainable without material cost or penalty (unless the party or parties not seeking to terminate this Agreement agrees or agree to pay such cost or penalty); or (c) by the Buyer or by the Seller and the Equityholders, at any time on or after February 15, 2000 (the "Outside Closing Date"), if the transactions contemplated hereby shall not have been consummated prior thereto, and the party directing termination shall not then be in material breach or default of any obligations imposed upon such party by this Agreement.

              11.2 EFFECT OF TERMINATION. In the event of termination by either party as above provided in this Section 11, prompt written notice shall be given to the other party. Termination of this Agreement shall not relieve any party of any of its obligations pursuant to Section 7.1 above, and shall not relieve any breaching party from liability for any breach of this Agreement.

         12.  INDEMNIFICATION.

              12.1   GENERAL.

                     (a) Without prejudice to any rights of contribution as between or among the Seller and the Equityholders, the Seller and the Equityholders shall jointly and severally defend, indemnify and hold harmless the Buyer from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that the Buyer may incur, sustain or suffer ("Losses") as a result of (i) any breach of, or failure by the Seller or the Equityholders to perform, any of the representations, warranties, covenants or agreements of the Seller or the Equityholders contained in this Agreement or in any Disclosure Schedule to this Agreement, and/or (ii) any failure by the Seller to pay or perform when due any of its retained liabilities.

                     (b) The Buyer shall defend, indemnify and hold harmless the Seller and the Equityholders from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that the Seller or the Equityholders may incur, sustain or suffer as a result of (i) any breach of, or failure by the Buyer to perform, any of the representations, warranties, covenants or agreements of the Buyer contained in this Agreement, and/or (ii) any failure by the Buyer to pay or perform when due any of the Assumed Liabilities.

              12.2   LIMITATIONS ON CERTAIN INDEMNITY.

                     (a) Notwithstanding any other provision of this Agreement to the contrary, neither the Seller nor any of the Equityholders shall be liable to the Buyer with respect to Losses unless and until the aggregate amount of all Losses incurred by the Buyer shall exceed the sum of $50,000 (the "Basket"); PROVIDED, HOWEVER, that the Basket shall not be available with respect to any Losses under Section 12.1(a)(ii) above or any Losses involving proven fraud by the Seller or any Equityholder. The Seller and the Equityholders shall thereafter be jointly and severally liable for all Losses in excess of the Basket, provided that the Seller's and the Equityholders' maximum aggregate liability in respect of all Losses shall not in any event exceed the aggregate amount of $2,625,000 (the "Limitation"); PROVIDED, HOWEVER, that the Limitation shall not be available with respect to any Losses under Sections 4.7, 4.8,


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


4.11, 4.12 and 4.14 or any Losses involving proven fraud by the Seller or the Equityholders. The Buyer shall, in respect of any such Losses, seek recourse first against the Escrow Fund in accordance with the procedures set forth in this Section 12 and the Escrow Agreement.

                     (b) The Buyer shall be entitled to indemnification by the Seller and the Equityholders for Losses only in respect of claims for which notice of claim shall have been given to the Seller or the Equityholder on or before the second anniversary of the Closing Date.

              12.3 CLAIMS FOR INDEMNITY. Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within sixty (60) days of the indemnified party's first receipt of notice of, or the indemnified party's obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the indemnifying party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or may agree to submit the same to arbitration or, if unable or unwilling to do any of the foregoing, such dispute shall be settled by appropriate litigation, and any rights of indemnification established by reason of such settlement, compromise, arbitration or litigation shall promptly thereafter be paid and satisfied by those indemnifying parties obligated to make indemnification hereunder.

              12.4 RIGHT TO DEFEND. If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party's right to participate at its own expense through counsel of its own choosing), at their expense and through a single counsel of their own choosing, to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the indemnifying party shall be required to undertake, conduct and control, though counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

         13.  POST-CLOSING EVENTS.

              13.1 CORPORATE NAME. From and after the Closing Date, the Seller and its affiliates shall cease and desist from any and all further use of the name "American Chalkboard" or any confusingly similar name, other than for purposes of filing routine reports, tax returns and other such items. The Seller and its affiliates shall, upon request of the Buyer made at any time from and after the Closing Date, execute and deliver (and permit the Buyer to file) an amendment of the Seller's Articles of Organization and an amendment to the Articles of Incorporation of American Chalkboard, Inc. whereby the name of the Seller and each of its affiliates shall be changed to a name that does not include the name "American Chalkboard" or any confusingly similar name.

              13.2 ACCOUNTS RECEIVABLE COLLECTIONS. To the extent that, at any time from and after the Closing Date, the Seller shall receive payment of any accounts receivable included in the Assets, the Seller shall immediately turn same over to the Buyer in the form received (subject to any necessary endorsement), and pending such delivery, shall hold same in trust for the benefit of the Buyer. Each of the Buyer and the Seller shall be permitted to pursue collection of its accounts receivable in the normal course of business and utilizing collection methods which are customary in the historic operation of its business.

              13.3 FURTHER ASSURANCES. From time to time from and after the Closing Date, the parties will execute and deliver to one another any and all further agreements, instruments, certificates and other documents as may reasonably be requested by any other party in order more fully to consummate the transactions contemplated hereby, and to effect an orderly transition of the business being acquired by the Buyer hereunder.

         14.  COSTS.

              14.1 FINDER'S OR BROKER'S FEES. Each of the Buyer, the Seller and the Equityholders represents and warrants that neither they nor any of their respective affiliates have dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

              14.2 EXPENSES. The Buyer, the Seller and the Equityholders shall each pay all costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         15.  FORM OF AGREEMENT.

              15.1 EFFECT OF HEADINGS. The Section headings used in this Agreement and the titles of the Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Schedules.

              15.2 ENTIRE AGREEMENT; WAIVERS. This Agreement and the other agreements and instruments referred to herein constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement, the Schedules hereto, and the other agreements and instruments referred to herein. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

              15.3 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16.  PARTIES.

              16.1 PARTIES IN INTEREST. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

              16.2 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the first day after delivery thereof to a recognized overnight delivery service for next day delivery with all charges prepaid or billed to the account of the sender, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

                     (a) If to the Seller and/or the Equityholders, to:

                         c/o Summit America, L.L.C.
                         4137 Carmichael Road, Suite 330
                         Montgomery, Alabama 36106
                         Attn: Mr. W. Daniel Hughes, Jr.

                         with a copy to:

                         Page, Scrantom, Sprouse, Tucker & Ford, P.C.
                         1043 Third Avenue
                         Columbus, Georgia 31901
                         Attn:  Allan E. Kamensky, Esq.

                     (b) If to the Buyer, to:

                         c/o PolyVision Corporation
                         4888 South Old Peachtree Road
                         Norcross, Georgia 30071
                         Attn:   Mr. Michael H. Dunn
                                 President and Chief Executive Officer
                         with a copy to:
                         Greenberg Traurig
                         MetLife Building
                         200 Park Avenue, 15th Floor
                         New York, New York  10166
                         Attn: Spencer G. Feldman, Esq.

or to such other address as either party shall have specified by notice in writing given to the other party.

         17.  MISCELLANEOUS.

              17.1 AMENDMENTS AND MODIFICATIONS. No amendment or modification of this Agreement or any Schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith.

              17.2 NON-ASSIGNABILITY; BINDING EFFECT. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

              17.3 GOVERNING LAW; JURISDICTION. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed wholly within such State. Except as otherwise provided in Section 12.3 above, any claim, dispute or controversy arising under or in connection with this Agreement or any actual or alleged breach hereof shall be settled exclusively by arbitration to be held in Atlanta, Georgia, or in any other locale or venue as legal jurisdiction may otherwise be had over the party against whom the proceeding is commenced, before a single arbitrator appointed pursuant to and in accordance with the commercial arbitration rules of the American Arbitration Association then obtaining. As part of his or her award, the arbitrator shall make a fair allocation of the fee of the American Arbitration Association, the cost of any transcript, and the parties' reasonable attorneys' fees, taking into account the merits and good faith of the parties' claims and defenses. Judgment may be entered on the award so rendered in any court having jurisdiction. Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

         IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

                                   GREENSTEEL, INC.


                                   By: /s/Michael H. Dunn
                                      --------------------------------
                                       Name:    Michael H. Dunn
                                       Title:   President


                                   AMERICAN CHALKBOARD COMPANY, L.L.C.


                                   By: /s/Bridget Cox
                                      --------------------------------
                                       Bridget Cox, Manager


                                   SUMMIT AMERICA, L.L.C.


                                   By: /s/Bridget Cox
                                      --------------------------------
                                       Bridget Cox, Manager


                                   /s/W. Daniel Hughes, Jr.
                                   -----------------------------------
                                   W. Daniel Hughes, Jr.

         The undersigned hereby agrees with the Seller, the Equityholders and the Buyer to be bound by the provisions of Sections 7.7 and 7.10 of the foregoing Agreement effective upon the Closing.

                                   ALLIANCE AMERICA, a Division of PolyVision
                                   Corporation


                                   By:/s/Michael H. Dunn
                                      --------------------------------
                                       Name:    Michael H. Dunn
                                       Title:   President